Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Adolor Corporation Lizanne Wentz Corporate Communications (484) 595-1500	Signova (media) Linda Dyson (973) 761-4987 Stern Investor Relations (investors) Lilian Stern (212) 362-1200

ADOLOR ANNOUNCES RETIREMENT OF PETER SCHIED,
CHIEF FINANCIAL OFFICER

   — Michael Dougherty Appointed Chief Operating Officer and Chief Financial Officer —

EXTON, Pa., April 14, 2003 — Adolor Corporation (Nasdaq: ADLR) announced today that its senior vice president and chief financial officer, Peter Schied, has elected to take early retirement on August 15, 2003 for family considerations.

In connection with these retirement plans, Mr. Schied is resigning as the Company’s senior vice president and chief financial officer effective April 30, 2003. Mr. Schied will remain with the Company through August 15, 2003 to ensure an orderly transition.

Michael Dougherty, currently Adolor’s senior vice president of commercial operations, has been appointed chief operating officer and chief financial officer effective April 30, 2003. In this role, he will assume management responsibility for all finance functions and will continue management responsibility for manufacturing and business development activities.

“I am extremely proud of the progress we have made at Adolor in the last six years, and I remain confident in the potential for the Company and its lead compound, alvimopan,” stated Mr. Schied. “There is no doubt that this is an extremely exciting time at Adolor, and I am certain that Adolor’s exceptional management team will continue to advance this very promising pipeline and position Adolor for success over the long-term.”

“Peter has been a driving force in Adolor’s progress across all areas of the Company. We thank him for his tireless efforts on behalf of the Company and wish him all the best in his retirement,” stated Bruce A. Peacock, President and Chief Executive Officer of Adolor. “Mike Dougherty has already contributed to Adolor’s accomplishments since joining the Company, and his extensive experience in senior management positions will be invaluable as we advance our pipeline through clinical development.”

Mr.     Schied joined Adolor Corporation in 1997 as chief financial officer and corporate secretary. He managed the company’s fundraising activities and worked closely with the business development team to negotiate licensing and partnering agreements, including Adolor’s worldwide development and commercialization collaboration with GlaxoSmithKline for alvimopan.

Mr.     Dougherty has over 19 years of experience in various senior management positions at successful entrepreneurial healthcare companies. Mr. Dougherty joined Adolor in 2002 from Genomics Collaborative, Inc., a privately held functional genomics company, where he was president and chief operating officer. From 1993 to 2000, Mr. Dougherty held senior positions with Magainin Pharmaceuticals, Inc., now Genaera Corporation, including president and chief executive officer. Prior to that, Mr. Dougherty was chief financial officer and senior vice president of Centocor, Inc., a wholly owned subsidiary of Johnson & Johnson.

About Adolor Corporation

Adolor Corporation is a development stage biopharmaceutical company engaged in the development of proprietary pharmaceutical products for the treatment of pain and the side effects that are caused by current pain treatments. The Company has a number of small molecule product candidates that are in various stages of development ranging from preclinical studies to Phase 3 clinical trials. Adolor’s lead product candidate, alvimopan, is designed to selectively block the unwanted effects of opioid analgesics on the gastrointestinal tract. Alvimopan is a potential first-in-class compound that is being evaluated in acute and chronic indications, including management of postoperative ileus and for the treatment of bowel dysfunction associated with the chronic use of opioids. In April 2002, Adolor entered into a collaboration agreement with GlaxoSmithKline for the exclusive worldwide development and commercialization of alvimopan for certain indications.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Further information about such risks and uncertainties may be found in Adolor’s filings with the Securities Exchange Commission, including but not limited to Adolor’s Report on Form 10-K for the year ended December 31, 2002 filed March 18, 2003. We urge you to carefully review and consider the disclosures found in that filing which is available in the SEC EDGAR database at www.sec.gov and from Adolor on its website at www.Adolor.com.

        This press release is available on the website http://www.adolor.com.

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